Exhibit 99.1

Kaiser Aluminum Corporation Announces
Executive Leadership Succession

FOOTHILL RANCH, Calif. -June 22, 2020 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced that its Board of Directors approved an executive leadership succession following a deliberate, multi-year succession planning process.

Jack A. Hockema, who has served as Kaiser Aluminum’s Chief Executive Officer since October 2001 and Chairman of the Board of Directors since July 2006, will transition from his position as Chief Executive Officer effective as of July 31, 2020. Keith A. Harvey, a 40-year Kaiser veteran who has served as the Company’s President and Chief Operating Officer since December 2015, will succeed Mr. Hockema as President and Chief Executive Officer and will become a member of the Company’s Board of Directors at that time. Mr. Hockema will remain on the Company’s Board of Directors as Executive Chairman, providing the benefit of his experience and leadership to enable a smooth and successful transition.

“Keith has had an integral role in driving our strategy and growth over the years and, as President and Chief Operating Officer, he has played an important leadership role at Kaiser Aluminum, building a strong operational and commercial team and creating a multi-disciplined leadership development program to ensure consistency of our culture and strategic direction. Keith is well respected within the organization, and I am confident in his ability to lead the Company,” said Mr. Hockema.

Alfred E. Osborne, Jr., Kaiser Aluminum’s Lead Independent Director, added, “Kaiser Aluminum has become a highly differentiated, well-respected leader in our industry under Jack’s leadership during the past 20 years and we believe is well positioned for the future. The Board of Directors unanimously elected Keith to be the next Chief Executive Officer, and we look forward to continuing to deliver value to our customers, shareholders and communities under his leadership for years to come.”

Mr. Harvey joined the Company in 1981 as an industrial engineer at the Company’s former rolling mill in West Virginia. He subsequently held positions of increasing responsibility in engineering and sales at several Kaiser Aluminum locations before being named Senior Vice President - Sales and Marketing, Aerospace and General Engineering in 2012 and Executive Vice President - Fabricated Products in 2014. He assumed his current position as President and Chief Operating Officer in 2015. Mr. Harvey holds a Bachelor of Science degree in Industrial Engineering from West Virginia University.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube and wire products, adhering to traditions of quality, innovation and service that have been key components of its culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s web site at www.kaiseraluminum.com. The web site includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s web site at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

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This press release contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to it at the time such statements are made. The Company cautions that any forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include: (a) deterioration in economic and financial market conditions generally, including as a result of pandemic health issues (including coronavirus and its effects, among other things, on global supply, demand, and distribution disruptions as the coronavirus outbreak continues and results in an increasingly prolonged period of travel, commercial and/or other similar restrictions and limitations); (b) changes in aluminum industry business conditions generally, including supply, demand and credit conditions and conditions in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets; (c) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength, flexibility, ability to pay or increase future dividends and any decision by the Company's Board of Directors in that regard; and (d) other risk factors summarized in the Company’s reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2019 and Form 10-Q for the quarter ended March 31, 2020. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757